Exhibit 10.1

 RICHMOND MUTUAL BANCORPORATION, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

This Nonqualified Deferred Compensation Plan (the “Plan”), adopted effective January 16, 2019, is by and among Richmond Mutual Bancorporation, Inc. (the “Corporation”), First Bank Richmond (the “Bank”). a wholly-owned subsidiary of the Corporation, and Garry Kleer (the “Executive”).

RECITALS:

A.           The Executive is employed by the Corporation and the Bank, and the Corporation and the Bank are collectively referred to herein as the “Employers”.

B.           The Employers recognize the valuable services the Executive has performed for the Employers in the past and wish to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives.

C.           The Employers wish to provide the terms and conditions upon which the Employers shall pay additional retirement benefits to the Executive.

D.           The Employers intend this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of a select group of management or highly compensated employees of the Corporation and its Affiliates; and as such, is intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974 by operation of Sections 201(2), 301(a)(3) and 401(a)(1) thereof.

E.           The Employers and the Executive intend this Plan shall at all times comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this intention.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Employers and the Executive agree as follows:

ARTICLE I

DEFINITIONS

The following Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:

1.1           “Accrual Balance” shall mean the liability accrued by the Employers in accordance with generally accepted accounting principles in the United States with respect to the Employers’ obligations to the Executive under this Agreement.

1.2           “Affiliate” shall mean any business entity with whom the Employers would be considered a single employer under Sections 414(b) and 414(c) of the Internal Revenue Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Internal Revenue Code.

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1.3           “Bank” shall mean First Bank Richmond and its successors and assigns unless otherwise provided in this Plan, or any other entity which, with the consent of the Employers or any of their respective successors or assigns, assumes the Bank’s obligations under this Plan, or any Affiliate which agrees, with the consent of the Employers or any of their respective successors or assigns, to become a party to the Plan.

1.4           “Beneficiary” or “Beneficiaries” shall mean the person(s), trust(s) or other entity or entities designated by the Executive, in accordance with the procedures established by the Plan Administrator, to receive applicable payments in the event of the death of the Executive prior to the Executive’s receipt of the entire amount credited to his Account.

1.5           “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6           “Board” shall mean the Board of Directors of the Corporation.

1.7           “Cause” shall mean conduct by the Executive determined by the Employers to be: (a) personal dishonesty or willful misconduct causing material harm to the Corporation or any of its Affiliates; (b) breach of fiduciary duty involving personal profit; (c) intentional failure to perform stated duties; or (d) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

1.8           “Change in Control” shall mean and shall include a change in ownership or effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii); provided, however, a Change in Control shall not be deemed to have occurred in connection with a conversion of First Mutual of Richmond, Inc. or any Affiliate thereof from mutual to stock form.

1.9           “Claimant” shall mean the Executive or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.

1.10         “Code” shall mean the U.S. Internal Revenue Code of 1986 and the Treasury Regulations or other authoritative guidance issued thereunder, as amended from time to time.

1.11         “Company” shall mean First Mutual of Richmond, Inc., Richmond Mutual Bancorporation, Inc. or any other entity which owns at least a majority of the outstanding common stock of the Bank immediately following a conversion of First Mutual of Richmond, Inc. or any Affiliate thereof from mutual to stock form.

1.12        “Corporation” shall mean Richmond Mutual Bancorporation, Inc. and its successors and assigns unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of the Employers or any of their respective successors or assigns, assumes the Corporation’s obligations under this Plan, or any Affiliate which agrees, with the consent of the Employers or any of their respective successors or assigns, to become a party to the Plan.

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1.13         “Disability” or “Disabled” shall be defined as a condition of the Executive whereby he either: (a) has been deemed totally disabled by the Social Security Administration or (b) has been determined to be disabled in accordance with a disability insurance program of the Corporation or any of its Affiliates, provided that the program covers the Executive and the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or insurance provider’s determination.

1.14         “Effective Date” shall mean January 16, 2019.

1.15         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations and guidance promulgated thereunder.

1.16         “Normal Retirement Benefit” shall mean a benefit of $200,000 per year. The annual Normal Retirement Benefit shall be payable for 15 years in annual installments, unless otherwise provided herein.

1.17        “Plan” shall mean the Richmond Mutual Bancorporation, Inc. Nonqualified Deferred Compensation Plan, which shall be evidenced by this instrument, as amended from time to time. For purposes of applying Code Section 409A requirements, the benefit of the Executive under this Plan is a nonaccount balance plan under Treasury Regulation §1.409A-1(c)(2)(i)(C).

1.18         “Plan Administrator” shall mean the Corporation or its designee. The Executive may not vote in any Corporation decision relating solely to his individual benefits under this Plan.

1.19          “Plan Year” shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31 of such calendar year; and thereafter shall mean a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.20         “Retirement Age” shall mean age sixty-eight (68).

1.21         “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.

1.22         “Separation from Service” or “Separates from Service” shall mean the Executive has experienced a termination of employment or service with the Corporation for any reason other than death or Disability. Whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Corporation and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Corporation, if that is less than thirty-six (36) months). Such determination shall take into account all of the facts and circumstances, special rules and presumptions set forth in Treasury Regulation §1.409A-1(h), with references to the Corporation in this section to also include its Affiliates.

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1.23         “Specified Employee” shall mean the Executive meets the definition of a “key employee” as such term is defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5)). However, the Executive is not a Specified Employee unless any stock of the Company or the Bank is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the identification date, then the Executive shall be deemed to be a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following the identification date. The determination of the Executive as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 416(i) and the “specified employee” requirements of Section 409A.

1.24         “Treasury Regulation” or “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

ARTICLE II

PAYMENT OF BENEFITS

2.1        Payments in General.

(a)          Source of Payments. All payments made under the Plan shall be made in cash from the general assets of the Employers. Both the Corporation and the Bank shall be jointly and severally liable, without duplication, for the benefits to be paid under the Plan.

(b)          The Executive shall be 100% vested in his Normal Retirement Benefit as of the Effective Date.

(c)          Subsequent Deferral Elections. If approved by the Employers, the Executive may delay the time of a payment or change the form of a payment as expressly provided under this Section and Section 409A (a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays the time of a payment or changes the form of a payment is permitted only if all of the following requirements are met:

(i)          The Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made and approved by the Plan Administrator;

(ii)         If the Subsequent Deferral Election relates to a payment based on Separation from Service, Change in Control, or at a specified time, the election must result in payment being deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, not less than five (5) years from the date the first amount was scheduled to be paid);

(iii)        If the Subsequent Deferral Election relates to a payment at a specified time or pursuant to a fixed schedule, the Subsequent Deferral Election must be made not less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of installment payments treated as a single payment, not less than twelve (12) months before the date the first amount was scheduled to be paid).

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For purpose of applying the Subsequent Deferral Election requirements, installment payments shall be treated as a “single payment.” Any Subsequent Deferral Election made pursuant to this Section shall be made on such election forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.

2.2         Separation from Service Benefit.

(a)          Prior to Retirement Age. In the event the Executive Separates from Service (other than for Cause or death) prior to Retirement Age, the Employers shall pay to the Executive an early termination benefit equal to his Normal Retirement Benefit. This early termination benefit shall be paid each year for a period of fifteen (15) years in annual installments, with the first annual installment paid on the first day of the month immediately following the Executive’s Retirement Age, subject to Section 2.6 below, and with subsequent installments being paid on the anniversary of the first installment.

(b)          On or After Retirement Age. In the event the Executive Separates from Service (other than for Cause or death) on or after Retirement Age, the Employers shall pay to the Executive his Normal Retirement Benefit each year for a period of fifteen (15) years, with the payments to be made in annual installments. The first installment shall be paid on the first day of the second month immediately following the Executive’s Separation from Service, subject to Section 2.6 below, with subsequent installments being paid on the anniversary of the first installment.

2.3        Disability Benefit. In the event the Executive becomes Disabled while employed with the Corporation or any of its Affiliates, the Employers shall pay to the Executive a disability benefit equal to his Accrual Balance as of the date of the Disability, with such payment to be made in a lump sum on the first day of the second month immediately following the Executive’s Disability.

2.4        Change in Control Benefit. In the event of a Change in Control while employed with the Corporation or any of its Affiliates, prior to becoming Disabled, the Employers shall calculate the discounted present value of the Executive’s Normal Retirement Benefit as of the date of the Change in Control, assuming the annual installments commenced as of the first day of the month immediately following the Executive’s Retirement Age or, if later, as of the first day of the second month immediately following the Change in Control. The present value of the fifteen (15) annual installments that would otherwise be paid as part of the Normal Retirement Benefit shall be discounted to present value using a discount rate of 3.80% compounded annually, which is equal to 120% of the long-term applicable federal rate as of the Effective Date. The discounted present value amount shall be paid to the Executive in a lump sum within thirty (30) days following the completion of the Change in Control.

2.5        Death Benefit.

(a)          While Employed. In the event of the Executive’s death while employed with the Corporation or any of its Affiliates and prior to a Change in Control or Disability, the Employers shall pay to the Executive’s Beneficiary the Accrual Balance, calculated as of the date of the Executive’s death, in a lump sum on the first day of the second month immediately following the Executive’s death.

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(b)          Death During Installments. In the event of the Executive’s death after an event triggering installment payments under this Article II has occurred but prior to receiving all installments owed hereunder, the Employers shall pay the present value of any remaining installments to the Executive’s Beneficiary in a lump sum within ninety (90) days following the date of the Executive’s death, with the present value of the remaining installments calculated using a discount rate of 3.80% compounded annually.

2.6        Restrictions on Time of Payment. Solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service (excluding death) under this Article may not commence earlier than six (6) months after the Executive’s Separation from Service if, pursuant to Section 409A, the Executive is considered a Specified Employee. In the event a distribution is delayed pursuant to this paragraph, any amounts otherwise payable during the six months shall be accumulated and paid in a lump sum on the first day of the seventh month following Separation from Service. Interest will accrue on any withheld payment at the rate of 6% per annum and shall be paid at the time that the withheld payments are paid. With respect to installment payments, all remaining payments shall be paid as originally scheduled, based on the date the first annual installment would have been paid absent the six-month delay of the first installment.

2.7        Accelerations. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Employers (without any direct or indirect election on the part of the Executive), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (a) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (b) to pay employment-related taxes; or (c) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).

2.8         Rights of Executive and Beneficiary.

(a)          Creditor Status of Executive and Beneficiary. The Plan constitutes an unfunded, unsecured promise of the Employers to make payments to the Executive or his Beneficiary in the future and shall be a liability solely against the general assets of the Employers. The Employers shall not be required to segregate, set aside or escrow any amounts for the benefit of the Executive or his Beneficiary. The Executive and his Beneficiary shall have the status of a general unsecured creditor of the Employers and may look only to the Employers and their general assets for payment of benefits under the Plan.

(b)          Investments. In its sole discretion, the Employers may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Employers to meet their anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Employers. The Executive and his designated Beneficiary shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets. In the event that the Employers purchase an insurance policy or policies insuring the life of the Executive or another employee, to allow the Employers to recover or meet the cost of providing benefits, in whole or in part, hereunder, neither the Executive nor his Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

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2.9         Discharge of Obligations. The payment to the Executive or his Beneficiary of the Account in full, pursuant to this Article II, shall discharge all obligations of the Employers to the Executive or his Beneficiary under the Plan with respect to the Executive’s Account.

ARTICLE III
FORFEITURES / TAXES

3.1          Forfeiture. Notwithstanding any other provision to the contrary herein, in the event the Executive’s employment is terminated for Cause, no benefits of any kind will be due or payable by the Employers under the terms of this Plan and all rights of the Executive, his Beneficiary, executors or administrators, or any other person, to receive payments hereunder shall be forfeited.

3.2          Removal. Notwithstanding any provision of this Plan to the contrary, the Employers shall not distribute any benefit under this Plan if the Executive is subject to a final removal or prohibition order issued by an appropriate banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

3.3          Taxes and Withholding. The present value of the Executive’s Normal Retirement Benefit shall be subject to tax withholding under the Federal Insurance Contribution Act (FICA) and the Federal Unemployment Tax Act (FUTA) to the extent provided under applicable Code provisions. Benefits paid under the Plan shall be subject to all applicable federal, state, city, income, employment or other taxes as may be required to be withheld or paid.

ARTICLE IV

BENEFICIARY DESIGNATION

4.1         Designation of Beneficiaries.

(a)          The Executive may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Executive’s lifetime.

(b)          In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employers shall pay the benefit payment to the Executive’s spouse, if then living, and if the spouse is not then living to the Executive’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employers may rely conclusively upon information supplied by the Executive’s personal representative, executor or administrator.

(c)          The Executive’s designation of a Beneficiary will not be revoked or changed automatically by any future marriage or divorce. Should the Executive wish to change the designated Beneficiary in the event of a future marriage or divorce, the Executive will have to do so by means of filing a new Beneficiary Designation Form with the Plan Administrator.

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(d)          If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Employers may distribute the payment to the Executive’s estate without liability for any tax or other consequences, or may take any other action which the Employers deem to be appropriate.

4.2          Information to be Furnished by Executive and Beneficiary; Inability to Locate Executive or Beneficiary. Any communication, statement or notice addressed to the Executive or to a Beneficiary at his or her last post office address as shown on the Employers’ records shall be binding on the Executive or Beneficiary for all purposes of the Plan. The Employers shall not be obliged to search for the Executive or Beneficiary beyond the sending of a registered letter to such last known address.

4.3         Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

ARTICLE V

PLAN ADMINISTRATION

5.1          Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Employers, Executive or Beneficiary. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

5.2          Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes.

5.3          Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in this Plan.

5.4          Compensation, Expenses, and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Employers to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Employers.

5.5          Employer Information. To enable the Plan Administrator to perform its functions, the Employers shall supply full and timely information to the Plan Administrator, on all matters relating to the Executive’s death, Disability or Separation from Service, the occurrence of a Change in Control, and such other pertinent information as the Plan Administrator may reasonably require.

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5.6         Compliance with Section 409A.

(a)          Notwithstanding anything contained herein to the contrary, the interpretation and distribution of the Executive’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b)          The intent of this Section is to ensure that the Executive is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1           Amendment. This Plan may be amended only by a written agreement signed by the Employers and the Executive. However, the Employers may unilaterally amend this Plan to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the provisions of Section 409A or to conform the Plan to the requirements of any other applicable law (including but not limited to ERISA, banking regulations, and the Code).

6.2           Plan Suspension. Although the Employers anticipate that they will continue the Plan for an indefinite period of time, there is no guarantee they will do so. The Employers reserve the right to suspend the operation of the Plan for a fixed or indeterminate period of time, in their sole discretion. In the event of a suspension of the Plan, during the period of the suspension, the Employers shall continue all aspects of the Plan. Payments of distributions will continue to be made during the period of the suspension in accordance with Article II.

6.3           Plan Termination in General. The Employers reserve the right to terminate the Plan at any time without the consent of the Executive. The benefit payable in the event of a Plan termination shall be the Executive’s Accrual Balance calculated as of the date the Plan is terminated. Except as provided in Section 6.4, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article II.

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6.4          Plan Termination and Liquidation under Section 409A. Notwithstanding anything to the contrary in Sections 6.2 or 6.3, the Employers may terminate and liquidate the Plan as described under Treasury Regulation §1.409A-3(j)(4)(ix). Any acceleration of the payment of benefits due to Plan termination and liquidation shall comply with the following subparagraphs, but only as permitted in accordance with Section 409A and Treasury Regulation §1.409A-3(j)(4)(ix). In the event of such termination and liquidation, the Employers shall pay to the Executive his Accrual Balance as of the date of termination. The payment of benefits hereunder to the Executive may be accelerated in the circumstances set forth below:

(a)          If the Employers elect to terminate and liquidate this Plan, together with all other agreements and arrangements that would be aggregated with this Plan pursuant to Treasury Regulation §1.409A-1(c) (“Similar Arrangements”), provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Corporation and its Affiliates; (ii) all termination distributions are made no earlier than twelve (12) months following the date the Employers take all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the Plan if the action to terminate the Plan had not occurred; (iii) all termination distributions are made no later than twenty-four (24) months following the date the Employers take all necessary action to irrevocably terminate and liquidate the Plan; and (iv) neither the Corporation nor any Affiliate thereof adopts any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Employers take all necessary action to irrevocably terminate and liquidate the Plan; or

(b)          If the Employers elect to terminate and liquidate this Plan within 12 months of a dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

ARTICLE VII

CLAIMS PROCEDURE

7.1        Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)          Initiation - Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee). The Plan Administrator shall ensure that all written Disability claims and appeals for Disability related benefits are judged in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.

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(b)          Timing of Plan Administrator Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator’s control. If, prior to the end of the first thirty (30) day extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision. The extension notice shall specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)        Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant, including in a culturally and linguistically appropriate manner as described in Department of Labor Regulation Section 2560.503-1(o) to the extent applicable. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

(iv)	Notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan's review procedures and the time limits applicable to such procedures;

(v)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit that applies under the Plan for bringing such an action;

(vi)	a discussion of the decision, including an explanation of the basis for disagreeing with or not following with respect to a claim for Disability benefits: (a) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration;

(vii)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

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(viii)	either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and

(ix)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

7.2         Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)          Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)          Review of a Disability Benefit Claim. If the Claimant’s initial claim is for Disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). Prior to such review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan, insurer or other person making the benefit determination in connection with the claim, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(c)          Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)          Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

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(e)          Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision. For Disability claims, all references to sixty (60) days in this Section 7.2(e) shall be changed to forty-five (45) days.

(f)          Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant, including in a culturally and linguistically appropriate manner as described in Department of Labor Regulation Section 2560.503-1(o) to the extent applicable. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

(iv)	A statement of the Claimant's right to bring a civil action under ERISA Section 502(a), which shall describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;

(v)	a discussion of the decision with respect to Disability claims, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration;

(vi)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(vii)	either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

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7.3           Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

7.4           Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

7.5           Failure of Plan to Follow Procedures. If the Plan fails to establish or follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to immediately pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance.. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

ARTICLE VIII

MISCELLANEOUS

8.1           Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.2           Nonassignability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.3           Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employers and the Executive. Nothing in this Plan shall be deemed to give the Executive the right to be retained in the service of the Employers as an employee or to interfere with the right of the Employers to discipline or discharge the Executive at any time.

8.4           Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Indiana, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

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8.5           Notice. Any notice, consent or demand required or permitted to be given to the Employers or Plan Administrator under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Employers’ principal business office. Any notice, consent or demand required or permitted to be given to the Executive or Beneficiary under this Plan shall be sufficient if in writing and hand delivered, or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice or filing shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

8.6          Coordination with Other Benefits. The benefits provided for the Executive or his Beneficiary under this Plan are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employers. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided herein.

8.7           Unclaimed Benefits. In the case of a benefit payable on behalf of the Executive, if the Plan Administrator is unable to locate the Executive or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Employers upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Executive or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Executive or Beneficiary, without interest, from the date it would have otherwise been paid.

IN WITNESS WHEREOF, the parties hereto execute this Plan as of the date first written above.

RICHMOND MUTUAL
BANCORPORATION, INC.

By:
Name:
Title:

FIRST BANK RICHMOND

By:
Name:

EXECUTIVE

By:
Name: Garry Kleer
Title: President and CEO

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